EXHIBIT 10.2

GATEWAY, INC.

RESTRICTED STOCK GRANT NOTICE

First & Last Name

Address 1

Address 2

City, State & Zip Code

This Restricted Stock Grant Notice (this “Notice”), is made and entered into between Gateway, Inc., a Delaware corporation (“Gateway”), and                                  (“Recipient”). This award is being granted pursuant to Gateway’s 2000 Equity Incentive Plan (as amended from time to time, the “Plan”). Terms used but not defined herein have the meaning set forth in the Plan.

1. Notice of Grant. In consideration for Recipient’s past services with Gateway, Recipient has been granted shares of Common Stock of Gateway (the “Restricted Shares”), subject to the terms and conditions of this Notice, as follows:

Recipient

Date of Grant

Total Number of Shares Granted

Vesting Commencement Date

2. Vesting Schedule

(a) The Restricted Shares shall become vested and non-forfeitable in four equal annual installments, with 25% becoming vested and non-forfeitable on each of the first four anniversaries of the Vesting Commencement Date, subject to Recipient’s continuing to be in continuous active service as an employee of any Gateway and its subsidiaries (“Service”) on such date.

(b) If Recipient’s Service terminates for any reason except as provided in Section 14 of the Plan, then all Restricted Shares that have not vested on or before the date of termination of employment shall automatically be forfeited to Gateway and all of Recipient’s rights with respect thereto shall cease immediately upon termination. Recipient shall receive no payment for Restricted Shares that are forfeited.

3. Tax Treatment. Any withholding tax liabilities incurred in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares and any other amounts or rights hereunder shall be satisfied, at the option of Gateway, by (x) Gateway withholding a portion of the Restricted Shares that have vested and become non-forfeitable having a fair market value approximately equal to the Minimum Tax Amount; (y) Recipient paying to Gateway in cash or by check an amount equal to the amount of taxes that Gateway concludes it is required to withhold under applicable law within one business day of the day the tax event arises (the “Minimum Tax Amount”); or (z) Gateway withholding from payroll and any other amounts payable to Recipient the Minimum Tax Amount. Gateway shall not be obligated to release any shares to Recipient unless and until satisfactory arrangements to pay such withholding taxes have been made. Recipient acknowledges and agrees that he or she is responsible for all taxes that arise in connection with the Restricted Shares becoming vested and non-forfeitable or otherwise incurred in connection with the Restricted Shares.

4. Restrictions on Transfer. Recipient may not sell, transfer, pledge or otherwise dispose of any of the Restricted Shares until after the applicable shares have become vested and non-forfeitable on the schedule set forth above. Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when applicable laws or Gateway policies prohibit a sale, transfer, pledge or other disposition. Recipient many not transfer or assign any of the Restricted Shares other than (1) by will or the laws of descent and distribution; or (2) pursuant to a qualified domestic relations order (as defined by the Code). Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, Gateway may issue appropriate “stop transfer” instructions to its transfer agent. Gateway shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Notice or (ii) to treat as owner of such Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Restricted Shares shall have been so transferred.

5. Stock Certificates. Certificates evidencing the Restricted Shares shall be issued by Gateway and registered in the name of Recipient on the stock transfer books of Gateway. Unless otherwise determined by the Compensation Committee or Board, such certificates shall remain in the physical custody of Gateway or its designee at all times until the applicable shares have become vested and non-forfeitable.

6. Stockholder Rights. Recipient will have the same voting and other rights as Gateway’s other stockholders with respect to each Restricted Share until or unless such Restricted Share is forfeited pursuant to Section 2 hereof. In the event of a stock split, a stock dividend or a similar change in Gateway stock, the number of Restricted Shares may be adjusted accordingly pursuant to the terms of the Plan and any resulting shares will be subject to forfeiture pursuant to Section 2 hereof and the same restrictions as the existing Restricted Shares. In the event of a cash dividend or other distribution, such dividend or distribution will be subject to forfeiture pursuant to Section 2 hereof and, at the discretion of the Compensation Committee or Board (as defined in the Plan), the other restrictions contained herein.

7. No Right to Continued Employment. The Restricted Shares and this Notice do not give Recipient the right to be retained by Gateway or a subsidiary of Gateway in any capacity. Gateway and its subsidiaries reserve the right to terminate Recipient’s service at any time, with or without cause.

8. Incorporation of Plan. The Restricted Shares shall be subject to the authority of the Compensation Committee or the Board as set forth in the Plan and shall be subject to the terms of the Plan, which are incorporated herein by reference.

9. Miscellaneous. This Notice and the Plan constitutes the entire understanding between Recipient and Gateway regarding this grant of Restricted Shares. Any prior agreements, commitments or negotiations concerning the Restricted Shares are superseded. The Compensation Committee or the Board may amend this award of Restricted Shares; provided that any such amendment that would be materially adverse to Recipient shall only be made with the consent of the Recipient.

GATEWAY, INC.

By:	/s/ Wayne R. Inouye
Wayne R. Inouye
Chief Executive Officer

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